Exhibit 99.1

[The CIT Group, Inc. Logo]

                                                        Contact:
                                                        James J. Egan, Jr.
                                                        Executive Vice President
                                                        Investor Relations
                                                        (973) 535-5911

FROM:  THE CIT GROUP, INC.
       1211 AVENUE OF THE AMERICAS
       NEW YORK, NY  10036

FOR IMMEDIATE RELEASE
---------------------

CIT ANNOUNCES HIGHLIGHTS OF FIRST QUARTER 2000:

      o     Net Income $143.9  Million up 56.6% from 1999, EPS $0.55 Per Diluted
            Share

      o     Managed Assets Exceed $53 Billion on Strong Business Volumes

      o     Strong Non-Spread Revenues

      o     Realized   Integration   Savings  of   Approximately   $100  Million
            Annualized

      NEW YORK, NEW YORK, April 27, 2000 --- The CIT Group, Inc. (NYSE: CIT,
TSE: CIT.U) today announced first quarter 2000 net income of $143.9 million, up 56.6% from $91.9 million reported for the same period of 1999. Earnings per diluted share for the first quarter were $0.55, compared to $0.57 for the first quarter of last year. Before the amortization of goodwill, earnings per diluted share were $0.62, compared to $0.58 for the same period of 1999. The first quarter 2000 earnings reflect growth from our 1999 acquisition activities, continued strong originations, excellent fee and other income as well as expense savings related to our operational integrations.

      "Revenue growth and new business volume were good. The higher interest rate environment and competitive conditions put modest pressure on lending spreads; however, strong fees and other non-spread revenues offset these factors. Fee generation from our commercial lending businesses and gains in our venture capital business were particularly strong," said Albert R.

Gamper Jr., CIT Chairman, President and CEO. "The acquisitions we made in 1999 have added diversity to our origination platforms. While we have made real progress integrating operations, we recognize that considerable work is still ahead of us and additional expense reductions will be realized. In addition, we initiated programs to shed non-strategic businesses. I am especially proud of the commitment CIT employees have made to our first quarter accomplishments."

Financial Highlights:

      Total managed assets increased to $53.1 billion at March 31, 2000, up 3.3% from $51.4 billion at year end, and $27.1 billion at March 31, 1999. New business volume was $13.2 billion, versus $6.4 billion during the first quarter of 1999. Commercial financing and leasing assets grew to $37.6 billion, up from $19.1 billion a year ago and a 5.8% increase from year end 1999. Commercial managed assets were $45.6 billion at March 31, 2000 compared to $44.0 billion at December 31, 1999. Consumer managed assets were $7.4 billion at March 31, 2000 compared to $7.3 billion at December 31, 1999, and were down from $7.9 billion a year ago reflecting our decision to exit certain lower return product lines.

      Net finance income improved to $656.9 million in the first quarter from $268.2 million in the same period last year. First quarter net finance income as a percentage of average earning assets was 6.74%, compared to 4.75% in the first quarter of 1999 and 5.80% in the fourth quarter of 1999 as a result of product mix changes. First quarter net finance margin as a percentage of average earning assets was 3.58%, up from 3.51% in the fourth quarter of 1999 and down from 3.75% in the first quarter of 1999. The margin improvement from last quarter largely reflects the full-quarter impact of the higher-yielding Vendor Technology


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

portfolio. The decline from the first quarter of last year results from the combination of a greater proportion of operating leases, higher leverage, and higher short term interest rates in a competitive environment.

      Non-spread revenues for the first quarter of 2000 were $238.2 million, compared to $64.7 million for the first quarter of 1999. The increase reflects successes in our initiatives to broaden our revenue sources. Fees and other income grew to $121.4 million from $30.9 million last year, reflecting syndication and other non-spread revenues from Vendor Technology Finance and Structured Finance. Factoring commissions grew $14.5 million to $38.5 million over the prior year period due to internal growth and 1999 acquisitions. Venture capital gains were $37.5 million, reflecting the harvesting of investments made in prior years. Securitization gains were $19.0 million, or 8.2% of pretax income, during the quarter, below our 15% target due to a lower level of receivables being securitized.

      Salaries and general operating expenses for the first quarter of 2000 totaled $268.2 million, compared with $105.8 million for the prior year, reflecting increased personnel and facilities due to the 1999 acquisitions and normal expense increases. The efficiency ratio increased to 46.0% from 38.9% a year ago. Salaries and general operating expenses as a percentage of average managed assets increased to 2.15% for the period ended March 31, 2000 from 1.68% for the period ended March 31, 1999, reflecting the effect of our 1999 acquisitions. However, the first quarter expenses include annualized run rate savings of approximately $100 million (of our target of $150 million) from pre-acquisition levels and we anticipate that additional integration cost savings will be realized later in 2000. Headcount was 7,650 at quarter end, down 600 from year end 1999.

      The provision for credit losses was $61.6 million in the 2000 first quarter, up from $21.9 million in the prior year reflecting higher charge-off levels and growth in the portfolios. First quarter net charge-offs were $53.0 million, 0.67% of


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

average finance receivables, up from $20.9 million, 0.42%, for the same period last year as a result of product mix changes due to the acquisitions. At March 31, 2000, the reserve for credit losses was $476.2 million, up from $446.9 million at December 31, 1999 and $265.8 million at March 31, 1999. As a percentage of finance receivables, the reserve for credit losses was 1.43% at March 31, 2000 compared to 1.44% and 1.32% at December 31, 1999 and March 31, 1999, respectively.

      Commercial past dues as a percentage of finance receivables were 2.65% at March 31, 2000, up from 2.42% at year end 1999 and 1.36% at March 31, 1999, reflecting higher delinquency levels in the acquired portfolios as well as increases due to the restructuring of our collection operations. Consumer past dues, as a percentage of finance receivables, were 4.32% at March 31, 2000 compared to 4.62% at December 31, 1999 and 3.57% at March 31, 1999. The decrease from December 31, 1999 reflects improvements across most product lines. The increased delinquency from March 31, 1999 is primarily attributable to the liquidation of certain consumer product lines.

      CIT is a leading diversified finance company offering vendor, equipment, commercial, factoring, consumer and structured financing capabilities. CIT operates extensively in the United States and Canada with strategic locations in Europe, Latin and South America, and the Pacific Rim. CIT has been in business since 1908 and is recognized as a leader in many of the markets it serves.

      For more information on CIT, visit the website at www.cit.com.

              (SEE ATTACHED TABLES FOR ADDITIONAL FINANCIAL DATA).


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

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENTS
                 (Dollars in Millions, except per share amounts)

                                                                           For the Quarters Ended March 31,
                                                                               2000             1999
                                                                             ----------       ----------
Finance income                                                               $ 1,228.8       $    541.5
Interest expense                                                                 571.9            273.3
                                                                             ---------       ----------
   Net finance income                                                            656.9            268.2
Depreciation on operating lease equipment                                        307.8             56.1
                                                                             ---------       ----------
   Net finance margin                                                            349.1            212.1
Fees and other income                                                            238.2             64.7
                                                                             ---------       ----------
   Operating revenue                                                             587.3            276.8
                                                                             ---------       ----------
Salaries and general operating expenses                                          268.2            105.8
Provision for credit losses                                                       61.6             21.9
Goodwill amortization                                                             20.5              3.2
Minority interest in subsidiary trust holding solely
   debentures of the Company                                                       4.8              4.8
                                                                             ---------       ----------
   Operating expenses                                                            355.1            135.7
                                                                             ---------       ----------
   Income before provision for income taxes                                      232.2            141.1
Provision for income taxes                                                        88.3             49.2
                                                                             ---------       ----------
   Net income                                                               $    143.9       $     91.9
                                                                            ==========       ==========

Basic net income per share                                                       $ 0.55          $ 0.57
   Weighted average shares outstanding                                      262,931,435     161,166,060
Diluted net income per share                                                     $ 0.55          $ 0.57
   Weighted average shares outstanding                                      263,620,102     162,421,027


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

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                              (Dollars in Millions)

                                                                                    March 31,          December 31,
                                                                                      2000                 1999
                                                                                  -----------          ------------
Assets
------
Financing and leasing assets
Loans and leases
   Commercial                                                                     $  29,211.9           $  27,119.2
   Consumer                                                                           4,127.2               3,887.9
                                                                                  -----------           -----------
      Finance receivables                                                            33,339.1              31,007.1
Reserve for credit losses                                                              (476.2)               (446.9)
                                                                                  -----------           -----------
   Net finance receivables                                                           32,862.9              30,560.2
Operating lease equipment, net                                                        6,495.6               6,125.9
Finance receivables held for sale                                                     2,762.5               3,123.7
Cash and cash equivalents                                                               388.8               1,073.4
Goodwill                                                                              1,830.1               1,850.5
Other assets                                                                          2,310.4               2,347.4
                                                                                  -----------           -----------
   Total assets                                                                   $  46,650.3           $  45,081.1
                                                                                  ===========           ===========

Liabilities and Stockholders' Equity
------------------------------------
Debt
Commercial paper                                                                  $  10,618.1           $   8,974.0
Variable rate senior notes                                                            7,914.7               7,147.2
Fixed rate senior notes                                                              18,180.6              19,052.3
Subordinated fixed rate notes                                                           200.0                 200.0
                                                                                  -----------           -----------
   Total debt                                                                        36,913.4              35,373.5
Credit balances of factoring clients                                                  2,256.7               2,200.6
Accrued liabilities and payables                                                      1,020.1               1,191.8
Deferred federal income taxes                                                           558.5                 510.8
                                                                                  -----------           -----------
   Total liabilities                                                                 40,748.7              39,276.7
Company-obligated mandatorily redeemable preferred securities of
   subsidiary trust holding solely debentures of the Company                            250.0                 250.0
Stockholders' equity
Common stock                                                                              2.7                   2.7
Paid-in capital                                                                       3,524.7               3,521.8
Retained earnings                                                                     2,214.9               2,097.6
Accumulated other comprehensive income                                                    0.1                   2.8
Treasury stock at cost                                                                  (90.8)                (70.5)
                                                                                  -----------           -----------
   Total stockholders' equity                                                         5,651.6               5,554.4
                                                                                  -----------           -----------
   Total liabilities and stockholders' equity                                     $  46,650.3           $  45,081.1
                                                                                  ===========           ===========


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

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                              (Amounts in Millions)

MANAGED ASSETS BY STRATEGIC BUSINESS UNIT
-----------------------------------------
December 1999 managed asset balances have been adjusted to conform to the current quarter presentation

                                                                                At March 31,      At December 31,      At March 31,
                                                                                    2000               1999                1999
                                                                                ------------      ---------------      ------------
Equipment Financing:
  Finance receivables                                                           $  11,081.1        $  10,899.3        $   8,456.4
  Operating lease equipment, net                                                    1,170.9            1,066.2              862.9
                                                                                -----------        -----------        -----------
   Total                                                                           12,252.0           11,965.5            9,319.3
                                                                                -----------        -----------        -----------
Capital Finance:
  Finance receivables                                                               1,638.3            1,838.0            1,603.3
  Operating lease equipment, net                                                    3,187.0            2,931.8            2,289.5
  Liquidating portfolio (1) (2)                                                       259.7              281.4              428.1
                                                                                -----------        -----------        -----------
   Total                                                                            5,085.0            5,051.2            4,320.9
                                                                                -----------        -----------        -----------
   Total Equipment Financing and Leasing Segment                                   17,337.0           17,016.7           13,640.2
                                                                                -----------        -----------        -----------
Vendor Technology Finance:
  Finance receivables                                                               8,568.6            7,488.9                 --
  Operating lease equipment, net                                                    2,091.0            2,108.8                 --
                                                                                -----------        -----------        -----------
   Total Vendor Technology Finance Segment                                         10,659.6            9,597.7                 --
                                                                                -----------        -----------        -----------
Structured Finance:
  Finance receivables                                                               2,014.4            1,933.9                 --
  Operating lease equipment, net                                                       28.8                 --                 --
                                                                                -----------        -----------        -----------
   Total Structured Finance Segment                                                 2,043.2            1,933.9                 --
                                                                                -----------        -----------        -----------
Commercial Services                                                                 4,482.0            4,165.1            2,863.5
Business Credit                                                                     3,103.8            2,837.0            2,602.9
                                                                                -----------        -----------        -----------
   Total Commercial Finance Segment                                                 7,585.8            7,002.1            5,466.4
                                                                                -----------        -----------        -----------
   Total Commercial Segments                                                       37,625.6           35,550.4           19,106.6
                                                                                -----------        -----------        -----------
Home equity                                                                         2,408.4            2,215.4            2,342.8
Manufactured housing                                                                1,687.1            1,666.9            1,516.6
Recreational vehicles                                                                 437.0              361.2              841.6
Liquidating portfolio (3)                                                             439.1              462.8              432.1
                                                                                -----------        -----------        -----------
   Total Consumer Segment                                                           4,971.6            4,706.3            5,133.1
                                                                                -----------        -----------        -----------
Other - Equity Investments                                                            160.7              137.3               84.6
                                                                                -----------        -----------        -----------
   Total Financing and Leasing Portfolio Assets                                    42,757.9           40,394.0           24,324.3
                                                                                -----------        -----------        -----------
Finance receivables previously securitized:
  Commercial                                                                        7,963.2            8,471.5                 --
  Consumer                                                                          1,878.8            1,987.0            1,870.0
  Consumer liquidating portfolio (3)                                                  549.6              580.8              910.3
                                                                                -----------        -----------        -----------
   Total                                                                           10,391.6           11,039.3            2,780.3
                                                                                -----------        -----------        -----------
   Total Managed Assets                                                         $  53,149.5        $  51,433.3        $  27,104.6
                                                                                ===========        ===========        ===========

(1) Consists primarily of ocean going maritime and project finance. Capital Finance discontinued marketing to these sectors in 1997.

(2) Operating lease equipment, net, of $17.9 million, $19.1 million and $25.8 million are included in the liquidating portfolio for the quarter ended March 31, 2000, the year ended December 31, 1999 and the quarter ended March 31, 1999, respectively.

(3) In 1999, we decided to exit the recreational boat and wholesale loan product lines.

                                               For the Quarters Ended March 31,
FEES AND OTHER INCOME                                 2000            1999
---------------------                                ------          ------

Fees and other income                                $121.4          $30.9
Factoring commissions                                  38.5           24.0
Gains on venture capital investments                   37.5             --
Gains on sales of leasing equipment                    21.8            9.2
Gains on securitizations                               19.0            0.6
                                                     ------          -----
                                                     $238.2          $64.7
                                                     ======          =====


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

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA

Selected Data and Ratios                                                  For the Quarters Ended March 31,
                                                                               2000               1999
                                                                          --------------       ------------
Profitability
Net income per diluted share                                                   $    0.55          $    0.57
Net income per diluted share, excluding goodwill amortization                  $    0.62          $    0.58
Book value per common share                                                    $   21.45          $   17.12
Return on average stockholders' equity                                             10.3%              13.5%
Return on average tangible stockholders' equity(1)                                 15.3%              14.6%
Return on AEA                                                                      1.48%              1.63%
Return on AMA(2)                                                                   1.16%              1.46%
Other
Net finance income as a percentage of AEA                                          6.74%              4.75%
Net finance margin as a percentage of AEA                                          3.58%              3.75%
Efficiency ratio(3)                                                                46.0%              38.9%
Salaries and general operating expenses as a percentage of AMA(2)(3)               2.15%              1.68%
Net credit losses as a percentage of average:
  Total finance receivables                                                        0.67%              0.42%
  Commercial finance receivables                                                   0.55%              0.22%
  Consumer finance receivables                                                     1.48%              1.17%
Volume securitized                                                             $  680.0           $  470.5
Gains on Securitizations as a percentage of pretax income                          8.18%              0.43%
Average Balances
Average Stockholders' Equity                                                   $ 5,597.7          $ 2,733.4
Average Finance Receivables                                                    $31,612.6          $19,904.3
Average Earning Assets                                                         $38,968.1          $22,603.8
Average Managed Assets                                                         $49,793.2          $25,177.5

                                                                At March 31,        At December 31,         At March 31,
                                                                   2000                 1999                   1999
                                                              -----------------   --------------------    -----------------
Credit Quality
60+ days contractual delinquency as a percentage of
     finance receivables
  Commercial                                                        2.65%                 2.42%                 1.36%
  Consumer                                                          4.32%                 4.62%                 3.57%
    Total                                                           2.85%                 2.71%                 1.82%
60+ days managed financial asset contractual delinquency
     as a percentage of managed financial assets(4)
  Commercial                                                        3.22%                 2.72%                 1.36%
  Consumer                                                          3.26%                 3.49%                 2.84%
    Total                                                           3.23%                 2.84%                 1.85%
Total non-performing assets as a percentage of finance
receivables(5)                                                      2.46%                 2.05%                 1.41%
Total non-performing managed assets as a percentage of
managed financial assets(4)                                         2.65%                 2.23%                 1.52%
Reserve for credit losses as a percentage of finance
receivables                                                         1.43%                 1.44%                 1.32%
Capital and Leverage
Debt (net of overnight deposits) to stockholders' equity(6)         6.23x                 5.96x                 6.27x
Debt (net of overnight deposits) to tangible stockholders'
equity(1) (6)                                                       9.04x                 8.75x                 6.74x

(1)   Tangible stockholders' equity excludes goodwill.

(2) "AMA" or "Average Managed Assets", represents the sum of average earning assets, which are net of credit balances of factoring clients, and the average of commercial and consumer finance receivables previously securitized and currently managed by the Company.

(3)   Amortization of goodwill is excluded from these ratios.

(4)   Managed financial assets excludes operating leases and Equity Investments.

(5) Total non-performing assets reflect both commercial and consumer finance receivables on non-accrual status and assets received in satisfaction of loans.

(6) Total debt excludes, and stockholders' equity includes $250.0 million of Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debentures of the Company.


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